Exhibit 99.1

Contact:

Martin O’Grady

Vice President, Chief Financial Officer

Tel: +44 20 7921 4038

E: martin.ogrady@orient-express.com

ORIENT-EXPRESS HOTELS ANNOUNCES PRICING OF COMMON SHARE OFFERING

Hamilton, Bermuda, November 9, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), today announced the pricing of its public offering of 10,000,000 Class A common shares at a price of $10.75 per share.  The Company has granted the underwriters an option to purchase up to an additional 1,500,000 shares to cover over-allotments, if any.  Subject to customary conditions, the offering is expected to close on or about Friday, November 12, 2010.

The Company intends to use the net proceeds from this offering, which are expected to be approximately $102.1 million (without giving effect to any exercise of the underwriters’ over-allotment option), for general corporate purposes.

Deutsche Bank Securities Inc. and Barclays Capital Inc. are acting as joint book-running managers and underwriters for the offering.

Copies of the prospectus supplement relating to these securities may be obtained by contacting Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or email at prospectus.cpdg@db.com or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (888) 603-5847 or email barclaysprospectus@broadridge.com.

Ends